Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to Registration Statement No. 333-156742 on Form S-11 of our report dated March 30, 2011, relating to the consolidated financial statements of Hines Global REIT, Inc. and subsidiaries as of December 31, 2010 and 2009 and for the years ended December 31, 2010 and 2009  and for the period from December 10, 2008 (date of inception) through December 31, 2008, and the related financial statement schedule, appearing in the Annual Report on Form 10-K of Hines Global REIT, Inc. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
July 29, 2011